Exhibit 23

Consent of Independent Registered Public Accounting Firm

Shawnlee Construction LLC 401(k) Plan
Plainville, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-156596) of our report dated June 27, 2011 relating to the financial statements and supplemental schedule of Shawnlee Construction, LLC 401(k) Plan which appear in this Form
11-K.

/s/ BDO USA, LLP

Grand Rapids, Michigan
June 27, 2011